Exhibit 10(r)(2)


                     			      FIRST AMENDMENT
				                                to
			                       INCENTIVE FEE AGREEMENT

   	THIS AGREEMENT made this 21st day of December, 1993, by and between THE KOGER PARTNERSHIP, LTD., a Florida limited partnership ("TKP") and KOGER PROPERTIES, INC., a Florida corporation ("KPI").

	   WHEREAS, the TKP and KPI previously enter into an Incentive Fee Agreement dated August 3, 1993 (the "Agreement"), pursuant to which KPI may receive certain fees relating to sales and refinancings of various of TKP's office properties; and

   	WHEREAS, TKP and KPI desire to amend the Agreement pursuant to
Section 12 thereof;

   	NOW THEREFORE, in consideration of the premises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, TKP and KPI hereby agree to amend Section 3.2.3 of the Agreement so that such section shall hereinafter read in its entirety as follows:

   		Excess Amounts shall become payable in each succeeding calendar year immediately before, and under the same terms as, the Fees payable under this section 3.2; provided, however, that TKP's obligation to make any payments of any such Excess
Amount shall terminate three (3) years from the date such Fees would have been payable under this Section 3.2 notwithstanding
Section 3.2.1.

	   IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        					THE KOGER PARTNERSHIP, LTD.,
                                        					by its general partner,
                                        					Koger Properties, Inc.

                                        					By: Jack H. Chambers
                                        					    President

                                        					KOGER PROPERTIES, INC.

                                        					By: Jack H. Chambers
                                        					    President